File No. 70-8749


                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                                 AMENDMENT NO. 2
                                       ON
                                   FORM U-1/A

                                   APPLICATION

                                    UNDER THE

                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935



                               AGL RESOURCES INC.
                            ATLANTA GAS LIGHT COMPANY
                           303 Peachtree Street, N.E.
                             Atlanta, Georgia  30308
             (Name of company or companies filing this statement and
                     address of principal executive offices)



                               AGL RESOURCES INC.
                            ATLANTA GAS LIGHT COMPANY
                         c/o James S. Thomas, Jr., Esq.
                            ATLANTA GAS LIGHT COMPANY
                           303 Peachtree Street, N.E.
                             Atlanta, Georgia  30308
                           Telephone:  (404) 584-4000
                   (Names and addresses of agents for service)


                                   Copies to:

               James M. Cotter, Esq.
               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, New York  10017
               Telephone:  (212) 455-2000

               Michael P. Graney, Esq.
               Mark S. Tibberts, Esq.
               Simpson Thacher & Bartlett
               1 Riverside Plaza, 9th Floor
               Columbus, Ohio  43215
               Telephone:  (614) 461-7799

                 This Amendment No. 2 on Form U-1/A to the Application on

Form U-1, File No. 70-8749, of AGL Resources Inc. and Atlanta Gas Light Company

is being filed for the purpose of amending and restating Item 6 of the

Application to the extent set forth below and filing the exhibits listed below.



Item 6.  Exhibits and Financial Statements.

         The following exhibits to the Application are being filed with this

Amendment No. 2:



NO.                                DESCRIPTION                METHOD OF FILING

C-1(b)                        Amendment No. 2 to           Incorporated by
                              Form S-4 Registration        reference to
                              Statement of AGL             Amendment No. 2 to
                              Resources Inc.               Form S-4 Registration
                                                           Statement of AGL
                                                           Resources Inc. as
                                                           filed January 19,
                                                           1996


D-2                           Determination of the         Filed herewith
                              Georgia Public
                              Service Commission


F-1(a)                        Preliminary opinion          Filed herewith
                              of Spears, Moore,
                              Rebman & Williams

                                   SIGNATURES


         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.




                                  AGL RESOURCES, INC.



Date: February 16, 1996           By:  /s/ David R. Jones
                                       ------------------------------------
                                                   David R. Jones
                                       President and Chief Executive Officer
                                      (Signature and printed name and
                                       title of signing officer)


                                  ATLANTA GAS LIGHT COMPANY


Date:  February 16, 1996          By:  /s/ David R. Jones
                                      -----------------------------------
                                                   David R. Jones
                                     President and Chief Executive Officer
                                     (Signature and printed name and title of
                                      signing officer)